EXHIBIT 32.2

CERTIFICATION

Pursuant to 18 U.S.C. §1350, the undersigned officer of Angel Oak Mortgage, Inc. (the “Registrant”) hereby certifies that the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022 (the “Quarterly Report”) fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and that the information contained in the Quarterly Report fairly presents, in all material respects, the financial condition and results of operations of the Registrant.

Date: November 14, 2022

/s/ Brandon Filson
Brandon Filson
Chief Financial Officer and Treasurer

The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Quarterly Report or as a separate disclosure document.